Exhibit 99.1

TOREADOR ANNOUNCES TERMS OF JOINT VENTURE AGREEMENT IN HUNGARY

•	Agreement includes commitments for two exploration wells and 170 square kilometers of 3-D seismic in southern Szolnok exploration block in 2008
•	Four joint venture partners earn their respective working interests by funding 100% of the cost of the exploration program
•	Toreador retains 25% working interest

DALLAS, TEXAS – (December 18, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) announced an agreement has been reached on the terms for a joint venture agreement to drill two exploratory wells and acquire 170 square kilometers of 3-D seismic in the southern portion of the company’s Szolnok exploration block in Hungary.

“This is the first in a series of joint venture agreements we are pursuing to fund our exploration programs in 2008 and 2009,” said Toreador President and Chief Executive Officer Nigel Lovett. “There has been good interest from multiple parties in farm-out arrangements in all our countries. We expect to announce additional agreements in Turkey and France in the first quarter of 2008. In Romania we recently completed a seismic program and are now processing that data with a view to farming out identified prospects later in 2008. We will report on further progress as we complete additional joint venture agreements.”

The drilling and seismic acquisition program in Hungary, projected to cost approximately $10 million, is planned to take place in 2008. The exploration program will be funded by four joint venture partners, who have agreed to pay 100% of the program’s cost to earn an aggregate of 75% working interest. Toreador will retain a 25% working interest in the joint venture and will be the operator. The joint venture partners include three independent oil and gas exploration companies, one of which presently operates in Hungary, and a private investment company.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil

Toreador announces joint venture agreement in Hungary, Dec. 18, 2007	Page 2 of 2

and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, operational risks, weather delays, availability of equipment and service crews, the risk of the joint venture partners not funding their proportionate share of the cost, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources

Stewart P. Yee, Vice President of Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net